                                                                Exhibit 99.1


For Release: Fri., Feb. 17, 2012 at 1:30 PM PT
--------------------------------------------------

         NORDSTROM BOARD OF DIRECTORS AUTHORIZES $800 MILLION SHARE REPURCHASE
                     PROGRAM AND INCREASES ITS QUARTERLY DIVIDEND

SEATTLE, Wash. - (February 17, 2012) - Nordstrom, Inc. (NYSE: JWN) announced today that its board of directors has authorized a repurchase program of up to $800 million of the Company's outstanding common stock, through February 1, 2014. The shares are expected to be acquired through open market transactions. The Company intends to fund the repurchase program from existing cash on hand. The actual number and timing of share repurchases, if any, will be subject to market conditions and applicable Securities and Exchange Commission rules. This program is in addition to the Company's existing repurchase program that was approved by the board in May 2011. The existing repurchase program has $280 million outstanding, as of February 16, 2012, and will expire on February 2, 2013.

Nordstrom also announced today that its board of directors has approved a quarterly dividend of 27 cents per share, an increase of 17% over the previous quarter's dividend. The dividend is payable on March 15, 2012 to shareholders of record on March 1, 2012.


ABOUT NORDSTROM
Nordstrom, Inc. is one of the nation's leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 225 stores in 30 states, including 117 full-line stores, 104 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.




Investor Contact:                                   Media Contact:
Sandy Fabre                                         Colin Johnson
Nordstrom, Inc.                                     Nordstrom, Inc.
206-233-6563                                        206-303-3036